SIGMA LABS, INC. RAISES 1.2 MILLION DOLLARS

THROUGH RECENT PRIVATE PLACEMENT OFFERING

SANTA FE, NEW MEXICO - July 24, 2013 - Sigma Labs, Inc. (OTCBB: SGLB) announced today that on July 18, 2013, the company closed a private placement offering of shares of its common stock, resulting in gross proceeds of 1.2 million dollars.

Mark Cola, President and Chief Executive Officer of Sigma Labs, stated, “We are very pleased to successfully close this private placement. Sigma Labs intends to use the proceeds from the offering (i) to fund further development efforts towards the commercialization of its “In Process Quality Assurance” or IPQA technology, including the use of its IPQA technology for “additive manufacturing” or 3D printing (a.k.a., PrintRite3D®), (ii) to begin the conceptual design work for Metal3DX, a high-productivity 3D metal printing machine, (iii) to expand its international marketing efforts, and (iv) for working capital and other general corporate purposes."

About Sigma Labs, Inc.

Sigma Labs, Inc. has two wholly-owned subsidiaries – B6 Sigma, Inc. and Sumner & Lawrence Limited (dba Sumner Associates). B6 Sigma develops precision manufacturing solutions and advanced materials technologies, as well as R&D solutions for first-tier integrators and other commercial firms worldwide.  Sumner Associates provide high-level consultants to Federal government and commercial clients seeking productive solutions for emerging and strategic development technologies.  Sigma Labs has current contracts with Federal government and private industry clients to provide high-level consultants and develop technologies from their conception through the design, building, and testing of prototype systems.  For more information please visit us at www.sigmalabsinc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements often contain words such as "expects," "anticipates," "intends," "believes" or "will." Our forward-looking statements are subject to a number of risks, uncertainties and assumptions that could adversely affect us, including the risks set forth in our most recent annual report on Form 10-K. The forward-looking statements in this press release are made only as of the date of this press release. We undertake no obligation to update our forward-looking statements, whether as a result of new information, future events or otherwise.